UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 23, 2020

CEL-SCI CORPORATION
(Exact name of Registrant as specified in its charter)

Colorado	001-11889	84-0916344
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8229 Boone Blvd. #802
Vienna, VA 22182
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:        (703) 506-9460

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	CVM	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§204.12b-2 of this chapter.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ⬜

Item 1.01
Entry into a Material Definitive Agreement.

On March 23, 2020, CEL-SCI Corporation (the “Company”) entered into an Underwriting Agreement with Aegis Capital Corp., as representative of the underwriters identified therein, pursuant to which the Company agreed to issue and sell 500,000 shares of common stock at a public offering price of $12.22 per share. On March 24, 2020, the Company entered into an Amended and Restated Underwriting Agreement (the “Underwriting Agreement”) with Aegis Capital Corp., as representative of the underwriters identified therein (collectively, the “Underwriters”), pursuant to which the Company agreed to issue and sell 630,500 shares of common stock at a public offering price of $12.22 per share (the “Offering”). Under the terms of the Underwriting Agreement, the Company granted the Underwriters a 45-day option to purchase up to an additional 94,575 shares of common stock solely to cover over-allotments. The Company expects to receive approximately $7.0 million in net proceeds from the Offering (excluding the over-allotment option), after deducting underwriting discounts and commissions and estimated offering expenses. The shares are being offered and sold pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-226558), which was declared effective by the Securities Exchange Commission (the “SEC”) on August 24, 2018, and the base prospectus included therein, as amended and supplemented by the prospectus supplement dated March 24, 2020. The Offering is expected to close on or about March 26, 2020, subject to satisfaction of customary closing conditions. The Company intends to use the net proceeds from the Offering to fund the continued development of Multikine, LEAPS and for other general corporate purposes.

The Underwriting Agreement contains customary representations, warranties and covenants of the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, and termination and other provisions customary for transactions of this nature. The Company has agreed to not sell any of its securities for a period of 45 days from March 24, 2020 subject to limited exceptions. All of the Company’s executive officers and directors have also agreed not to sell or transfer any securities of the Company held by them for a period of 45 days from March 23, 2020 subject to limited exceptions.

The above description of the Amended and Restated Underwriting Agreement is qualified in its entirety by the Amended and Restated Underwriting Agreement which is attached to this report as Exhibit 1.1.

Item 8.01
Other Events.

On March 23, 2020, the Company issued a press release announcing that it had priced the Offering, which press release is filed as Exhibit 99.1 to this report.

On March 24, 2020, the Company issued a press release announcing that it had increased the size of the Offering to 630,500 shares, which press release is filed as Exhibit 99.2 to this report.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements related to the anticipated closing of the Offering and the amount of net proceeds expected from the Offering. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties, many of which are beyond our control, that may cause actual results or events to differ materially from those projected. These risks and uncertainties, many of which are beyond the Company’s control, include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks described in the section entitled “Risk Factors” and elsewhere in the Company’s amended Annual Report on Form 10-K/A filed with the SEC on December 23, 2019 and in the Company’s other filings with the SEC, including, without limitation, its reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
1.1	Amended and Restated Underwriting Agreement, dated as of March 24, 2020, by and between CEL-SCI Corporation and Aegis Capital Corp.
5.1	Opinion of Hart & Hart, LLC
23.1	Consent of Hart & Hart, LLC
99.1	Press Release dated March 23, 2020.
99.2	Press Release dated March 24, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEL-SCI CORPORATION

Date: March 24, 2020	By:	/s/ Geert Kersten
Geert Kersten
Chief Executive Officer